Exhibit 99.1

NetApp Reports Second Quarter of Fiscal Year 2020 Results

Expanded Gross Margins, Operating Margins and Earnings Per Share Quarter-over-Quarter

•	All-flash array annualized net revenue run rate of $2.2 billion increased 29% quarter-over-quarter
•	NetApp™ cloud data services annualized recurring revenue of approximately $72 million, an increase of 167% year-over-year
•	Consolidated GAAP gross margin of 67.5%, non-GAAP gross margin of 68.6%
•	GAAP product gross margin of 55.8%, non-GAAP product gross margin of 57.3%
•	$611 million returned to shareholders in share repurchases and cash dividends

Sunnyvale, Calif.—November 13, 2019—NetApp (NASDAQ: NTAP) today reported financial results for the second quarter of fiscal year 2020, which ended on October 25, 2019.

“Our Q2 FY20 results reflect the strength of our business model and value of our innovation. We delivered gross margin, operating margin, and EPS all solidly ahead of our guidance ranges. We are delivering real business value to customers’ hybrid multicloud environments increasing our strategic relevance and enabling us to reach new buyers, address new workloads and expand our presence with existing customers,” said George Kurian, chief executive officer. “We continue to be disciplined in our spending and have a strong financial model with growing gross margins and operating margins that enable us to return cash to shareholders and invest in the long-term health of our business.”

Second Quarter of Fiscal Year 2020 Financial Results

•	Net Revenues: $1.37 billion, compared to $1.52 billion* in the second quarter of fiscal 2019
•

Net Income: GAAP net income of $243 million, compared to GAAP net income of $241 million in the second quarter of fiscal 2019; non-GAAP net income[1] of $257 million, compared to non-GAAP net income of $280 million in the second quarter of fiscal 2019

•

Earnings per Share: GAAP net income per share[2] of $1.03 compared to GAAP net income per share of $0.91 in the second quarter of fiscal 2019; non-GAAP net income per share of $1.09, compared to non-GAAP net income per share of $1.06 in the second quarter of fiscal 2019

•	Cash, Cash Equivalents and Investments: $3.0 billion at the end of the second quarter of fiscal 2020
•	Cash Provided By (Used In) Operations: $(53) million, compared to $165 million in the second quarter of fiscal 2019

•	Share Repurchase and Dividend: Returned $611 million to shareholders through share repurchases and cash dividends

*Net revenues in the second quarter of fiscal year 2019 included $20 million from enterprise software license agreements which did not repeat in the second quarter of fiscal year 2020.

Third Quarter of Fiscal Year 2020 Financial Outlook

The Company provided the following financial guidance for the third quarter of fiscal year 2020:

•Net revenues are expected to be in the range of:	$1.390 billion to $1.540 billion
	GAAP	Non-GAAP
•Earnings per share is expected to be in the range of:	$0.96 -$1.04	$1.14 - $1.22

Full Fiscal Year 2020 Financial Outlook
The Company updated the following financial guidance for the full fiscal year 2020:

•Net revenues are expected to decline approximately 8% year-over-year
	GAAP	Non-GAAP
•Consolidated gross margins are expected to be in the range of:	66% - 67%	67% - 68%
•Operating margins are expected to be in the range of:	18% - 19%	21% - 22%

Dividend

Next cash dividend of $0.48 per share to be paid on January 22, 2020, to shareholders of record as of the close of business on January 3, 2020.

Second Quarter of Fiscal Year 2020 Business Highlights

Driving Innovation in the Industry

•

NetApp announced a series of innovative offerings at VMworld 2019 that enable customers to have simplified, scalable, high-performance infrastructure for any cloud at their fingertips: NetApp HCI for VDI with VMware Horizon 7, NetApp Kubernetes Service (NKS) and NetApp HCI Implementation Service for VMware Private Cloud.

•

NetApp unveiled the NetApp EF600 all-flash array—an end-to-end NVMe midrange array that accelerates access to data and empowers companies to rapidly develop new insights for performance-sensitive workloads.

•

With NetApp ONTAP™ System Manager 9.6, users can now launch the new ONTAP System Manager GUI, called Optimized GUI, allowing IT generalists to perform day-to-day storage management tasks with a streamlined, simple-to-use interface.

•	NetApp unveiled the new and improved NetApp SnapCenter™ 4.2 dashboard, offering significant value that IT generalists and backup administrators can use for day-to-day reporting.
•

NetApp announced the 9.6 release of the virtual appliance for Virtual Storage Console (VSC), NetApp VASA Provider and VMware Storage Replication Adapter (SRA) to support the HTML5-based framework of VMware vSphere Client, providing a more simplified and seamless user experience.

•	NetApp presented the new end-to-end NVMe for FlexPod™, which enables customers to handle the scalability requirements of next-generation, mission-critical applications.
•	NetApp introduced a new memory-accelerated FlexPod powered by NetApp MAX Data, a futuristic NetApp server-side storage technology that works with Intel Optane memory to accelerate applications.

Notable Awards and Strengthened Partnerships

•	NetApp was named #1 in the 2019 Gartner Magic Quadrant for Primary Storage[3], further demonstrating that NetApp solutions deliver data-driven business outcomes across core, edge and cloud.
•

NetApp announced its collaboration with Equinix and Alibaba Cloud through Indonet, connecting NetApp Private Storage for Cloud (NPS for Cloud), Alibaba Cloud and Platform Equinix. This collaboration allows businesses in Indonesia to get the freedom and flexibility to run their applications or workloads and gain full control of their data across the multicloud platform.

•

NetApp announced its sponsorship of NVIDIA’s Artificial Intelligence (AI) Champions program for EMEA NVIDIA Partner Network (NPN) and a Vertical Specialized Award for partners who are able to help customers accelerate their AI projects by using joint ONTAP AI solutions from NetApp and NVIDIA.

•

NetApp and Broadcom published a new NetApp Verified Architecture: a best practice reference architecture that illustrates an optimally configured VMware installation on NetApp ONTAP 9.6 and Broadcom technology (Emulex 32GB HBAs and Brocade 32GB FC switches).

•	NetApp and Rubrik have partnered to integrate Rubrik’s Cloud Data Management platform with NetApp StorageGRID™ to enable enterprises to simplify data lifecycle management at cloud scale.

Webcast and Conference Call Information

NetApp will host a conference call to discuss these results today at 2:30 p.m. Pacific Time. To access the live webcast of this event, go to the NetApp Investor Relations website at investors.netapp.com. In addition, this press release, historical supplemental data tables, and other information related to the call will be posted on the Investor Relations website. An audio replay will be available on the website after 4:30 p.m. Pacific Time today.

About NetApp

NetApp is the data authority for hybrid cloud. We provide a full range of hybrid cloud data services that simplify management of applications and data across cloud and on-premises environments to accelerate digital transformation. Together with our partners, we empower global organizations to unleash the full potential of their data to expand customer touchpoints, foster greater innovation, and optimize their operations. For more information, visit www.netapp.com. #DataDriven

“Safe Harbor” Statement Under U.S. Private Securities Litigation Reform Act of 1995

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements include, but are not limited to, all of the statements made under the Third Quarter of Fiscal Year 2020 Financial Outlook section and the Full Fiscal Year 2020 section, and statements about our ability to reach new buyers, address new workloads, expand presence with existing customers, increase gross margin and operating margin, return cash to shareholders and invest in our business. All of these forward-looking statements involve risk and uncertainty. Actual results may differ materially from these statements for a variety of reasons, including, without limitation, general global political, macroeconomic and market conditions, changes in U.S. government spending, revenue seasonality and matters specific to our business, such as our ability to expand our total available market and grow our portfolio of products, customer demand for and acceptance of our products and services, our ability to successfully execute new business models, our ability to successfully execute on our data fabric strategy to generate profitable growth and stockholder return and our ability to manage our gross profit margins. These and other equally important factors are described in reports and documents we file from time to time with the Securities and Exchange Commission, including the factors described under the section titled “Risk Factors” in our most recently submitted annual report on Form 10-K. We disclaim any obligation to update information contained in this press release whether as a result of new information, future events, or otherwise.

###

NetApp and the NetApp logo and the marks listed at http://www.netapp.com/TM are trademarks of NetApp, Inc. Other company and product names may be trademarks of their respective owners.

Footnotes

1Non-GAAP net income excludes, when applicable, (a) amortization of intangible assets, (b) stock-based compensation expenses, (c) litigation settlements, (d) acquisition-related expenses, (e) restructuring charges, (f) asset impairments, (g) gains/losses on the sale or derecognition of assets, and (h) our GAAP tax provision, but includes a non-GAAP tax provision based upon our projected annual non-GAAP effective tax rate for the first three quarters of the fiscal year and an actual non-GAAP tax provision for the fourth quarter of the fiscal year.

NetApp makes additional adjustments to the non-GAAP tax provision for certain tax matters as described below. A detailed reconciliation of our non-GAAP to GAAP results can be found at http://investors.netapp.com. NetApp’s management uses these non-GAAP measures in making operating decisions because it believes the measurements provide meaningful supplemental information regarding NetApp’s ongoing operational performance.

2GAAP net income per share and non-GAAP net income per share are calculated using the diluted number of shares.

3NetApp named #1 in Gartner’s 2019 Magic Quadrant for Primary Storage, Gartner Magic Quadrant for Primary Storage By Santhosh Rao, John Monroe, Roger W. Cox, Joseph Unsworth, https://www.gartner.com/doc/reprints?id=1-1OI9TL9M&ct=190917&st=sb

NetApp Usage of Non-GAAP Financial Information

To supplement NetApp’s condensed consolidated financial statement information presented in accordance with generally accepted accounting principles in the United States (GAAP), NetApp provides investors with certain non-GAAP measures, including, but not limited to, historical non-GAAP operating results, non-GAAP net income, non-GAAP effective tax rate and free cash flow, and historical and projected non-GAAP earnings per diluted share.

NetApp believes that the presentation of non-GAAP net income, non-GAAP effective tax rates, and non-GAAP earnings per share data, when shown in conjunction with the corresponding GAAP measures, provides useful information to investors and management regarding financial and business trends relating to its financial condition and results of operations. NetApp believes that the presentation of free cash flow, which it defines as the net cash provided by operating activities less cash used to acquire property and equipment, to be a liquidity measure that provides useful information to management and investors because it reflects cash that can be used to, among other things, invest in its business, make strategic acquisitions, repurchase common stock, and pay dividends on its common stock. As free cash flow is not a measure of liquidity calculated in accordance with GAAP, free cash flow should be considered in addition to, but not as a substitute for, the analysis provided in the statement of cash flows.

NetApp’s management uses these non-GAAP measures in making operating decisions because it believes the measurements provide meaningful supplemental information regarding NetApp’s ongoing operational performance. These non-GAAP financial measures are used to: (1) measure company performance against historical results, (2) facilitate comparisons to our competitors’ operating results and (3) allow greater transparency with respect to information used by management in financial and operational decision making.

NetApp excludes the following items from its non-GAAP measures when applicable:

A. Amortization of intangible assets. NetApp records amortization of intangible assets that were acquired in connection with its business combinations. The amortization of intangible assets varies depending on the level of acquisition activity. Management finds it useful to exclude these charges to assess the appropriate level of various operating expenses to assist in budgeting, planning and forecasting future periods and in measuring operational performance.

B. Stock-based compensation expenses. NetApp excludes stock-based compensation expenses from its non-GAAP measures primarily because they are non-cash expenses. While management views stock-based compensation as a key element of our employee retention and long-term incentives, we do not view it as an expense to be used in evaluating operational performance in any given period.

C. Litigation settlements. NetApp may periodically incur charges or benefits related to litigation settlements. NetApp excludes these charges and benefits, when significant, because it does not believe they are reflective of ongoing business and operating results.

D. Acquisition-related expenses. NetApp excludes acquisition-related expenses, including (a) due diligence, legal and other one-time integration charges and (b) write down of assets acquired that NetApp does not intend to use in its ongoing business, from its non-GAAP measures, primarily because they are not related to our ongoing business or cost base and, therefore, cannot be relied upon for future planning and forecasting.

E. Restructuring charges. These charges consist of restructuring charges that are incurred based on the particular facts and circumstances of restructuring decisions, including employment and contractual settlement terms, and other related charges, and can vary in size and frequency. We therefore exclude them in our assessment of operational performance.

F. Asset impairments. These are non-cash charges to write down assets when there is an indication that the asset has become impaired. Management finds it useful to exclude these non-cash charges due to the unpredictability of these events in its assessment of operational performance.

G. Gains/losses on the sale or derecognition of assets. These are gains/losses from the sale of our properties and other transactions in which we transfer control of assets to a third party. Management believes that these transactions do not reflect the results of our underlying, on-going business and, therefore, cannot be relied upon for future planning or forecasting.

H. Income tax adjustments. NetApp’s non-GAAP tax provision is based upon a projected annual non-GAAP effective tax rate for the first three quarters of the fiscal year and an actual non-GAAP tax provision for the fourth quarter of the fiscal year. The non-GAAP tax provision also excludes, when applicable, (a) tax charges or benefits in the current period that relate to one or more prior fiscal periods that are a result of events such as changes in tax legislation, authoritative guidance, income tax audit settlements and/or court decisions, (b) tax charges or benefits that are attributable to unusual or non-recurring book and/or tax accounting method changes, (c) tax charges that are a result of a non-routine foreign cash repatriation, (d) tax charges or benefits that are a result of infrequent restructuring of the Company’s tax structure, (e) tax charges or benefits that are a result of a change in valuation allowance, and (f) tax charges resulting from the integration of intellectual properties from acquisitions. Management believes that the use of non-GAAP tax provisions provides a more meaningful measure of the Company’s operational performance.

These non-GAAP measures are not in accordance with, or an alternative for, measures prepared in accordance with GAAP, and may be different from non-GAAP measures used by other companies. In addition, these non-GAAP measures are not based on any comprehensive set of accounting rules or principles. NetApp believes that non-GAAP measures have limitations in that they do not reflect all of the amounts associated with the Company’s results of operations as determined in accordance with GAAP and that these measures should only be used to evaluate the Company’s results of operations in conjunction with the corresponding GAAP measures. NetApp management compensates for these limitations by analyzing current and projected results on a GAAP basis as well as a non-GAAP basis. The presentation of non-GAAP financial information is not meant to be considered in isolation or as a substitute for the directly comparable financial measures prepared in accordance with generally accepted accounting principles in the United States. The non-GAAP financial measures are meant to supplement, and be viewed in conjunction with, GAAP financial measures.

NETAPP, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(In millions)

(Unaudited)

	October 25, 2019	April 26, 2019

ASSETS

Current assets:
Cash, cash equivalents and investments	$2,987	$3,899
Accounts receivable	780	1,216
Inventories	111	131
Other current assets	313	364
Total current assets	4,191	5,610

Property and equipment, net	746	759
Goodwill and purchased intangible assets, net	1,821	1,782
Other non-current assets	714	590
Total assets	$7,472	$8,741

LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities:
Accounts payable	$382	$542
Accrued expenses	606	851
Commercial paper notes	498	249
Current portion of long-term debt	—	400
Short-term deferred revenue and financed unearned services revenue	1,718	1,825
Total current liabilities	3,204	3,867
Long-term debt	1,145	1,144
Other long-term liabilities	837	797
Long-term deferred revenue and financed unearned services revenue	1,750	1,843
Total liabilities	6,936	7,651

Stockholders' equity	536	1,090
Total liabilities and stockholders' equity	$7,472	$8,741

NETAPP, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(In millions, except per share amounts)

(Unaudited)

	Three Months Ended		Six Months Ended
	October 25, 2019	October 26, 2018	October 25, 2019	October 26, 2018

Revenues:
Product	$771	$913	$1,415	$1,788
Software maintenance	254	236	504	465
Hardware maintenance and other services	346	368	688	738
Net revenues	1,371	1,517	2,607	2,991

Cost of revenues:
Cost of product	341	428	653	826
Cost of software maintenance	11	8	21	15
Cost of hardware maintenance and other services	94	107	192	213
Total cost of revenues	446	543	866	1,054
Gross profit	925	974	1,741	1,937

Operating expenses:
Sales and marketing	389	408	794	817
Research and development	209	211	424	419
General and administrative	69	69	140	142
Restructuring charges	—	—	21	19
Gain on sale or derecognition of assets	(38)	—	(38)	—
Total operating expenses	629	688	1,341	1,397

Income from operations	296	286	400	540

Other income, net	3	7	18	25

Income before income taxes	299	293	418	565

Provision for income taxes	56	52	72	41

Net income	$243	$241	$346	$524

Net income per share:
Basic	$1.03	$0.93	$1.46	$2.02

Diluted	$1.03	$0.91	$1.44	$1.96

Shares used in net income per share calculations:
Basic	235	258	237	260

Diluted	236	264	240	267

NETAPP, INC.

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(In millions)

	Three Months Ended		Six Months Ended
	October 25, 2019	October 26, 2018	October 25, 2019	October 26, 2018
Cash flows from operating activities:
Net income	$243	$241	$346	$524
Adjustments to reconcile net income to net cash provided by (used in) operating activities:
Depreciation and amortization	50	49	99	98
Stock-based compensation	40	38	82	78
Deferred income taxes	(16)	1	(23)	(25)
Gain on sale or derecognition of assets	(38)	—	(38)	—
Other items, net	7	3	13	11
Changes in assets and liabilities, net of acquisitions of businesses:
Accounts receivable	(237)	(154)	435	269
Inventories	5	11	20	36
Accounts payable	38	50	(157)	(127)
Accrued expenses	(38)	59	(315)	(162)
Deferred revenue and financed unearned services revenue	(43)	(42)	(197)	(129)
Long-term taxes payable	(46)	(68)	(49)	(63)
Changes in other operating assets and liabilities, net	(18)	(23)	41	(19)
Net cash provided by (used in) operating activities	(53)	165	257	491
Cash flows from investing activities:
Redemptions of investments, net	119	241	1,146	489
Purchases of property and equipment	(36)	(43)	(68)	(107)
Proceeds from sale of properties	96	—	96	—
Acquisitions of businesses, net of cash acquired	—	(3)	(56)	(3)
Other investing activities, net	(1)	—	(2)	2
Net cash provided by investing activities	178	195	1,116	381
Cash flows from financing activities:
Proceeds from issuance of common stock under employee stock award plans	1	2	55	65
Payments for taxes related to net share settlement of stock awards	(3)	(5)	(74)	(89)
Repurchase of common stock	(500)	(561)	(750)	(1,061)
Proceeds from (repayments of) commercial paper notes, net	468	50	249	(135)
Repayment of long-term debt	(400)	—	(400)	—
Dividends paid	(111)	(102)	(226)	(207)
Other financing activities, net	—	(1)	(2)	(2)
Net cash used in financing activities	(545)	(617)	(1,148)	(1,429)

Effect of exchange rate changes on cash, cash equivalents and restricted cash	(2)	(11)	(5)	(25)

Net increase (decrease) in cash, cash equivalents and restricted cash	(422)	(268)	220	(582)
Cash, cash equivalents and restricted cash:
Beginning of period	2,973	2,633	2,331	2,947
End of period	$2,551	$2,365	$2,551	$2,365

NETAPP, INC.
SUPPLEMENTAL DATA
(In millions except net income per share, percentages, DSO, DIO, DPO, CCC and Inventory Turns)
(Unaudited)

	Q2 FY'20	Q1 FY'20	Q2 FY'19

Revenues
Product	$771	$644	$913
Strategic*	$442	$337	$485
Mature*	$329	$307	$428
Software Maintenance	$254	$250	$236
Hardware Maintenance and Other Services	$346	$342	$368
Hardware Maintenance Support Contracts	$286	$284	$303
Professional and Other Services	$60	$58	$65
Net Revenues	$1,371	$1,236	$1,517

* In Q1 FY’20 we made changes to the products and solutions contained in each of the Strategic and Mature product groupings. Strategic now includes All-flash FAS products, including all related add-on hardware and OS software, private cloud solutions, enterprise software license agreements and other optional add-on software products. Mature now includes Hybrid FAS products, including all related add-on hardware and OS software, OEM products, and branded E-Series. Prior to this change, Hybrid FAS and branded E-Series were included in Strategic, while all add-on hardware and OS software were included in Mature. For comparability, Strategic and Mature revenues presented for the prior year period have been recast based on the revised groupings.

Geographic Mix
	% of Q2 FY'20 Revenue	% of Q1 FY'20 Revenue	% of Q2 FY'19 Revenue
Americas	56%	51%	57%
Americas Commercial	42%	38%	44%
U.S. Public Sector	14%	13%	14%
EMEA	29%	33%	28%
Asia Pacific	14%	16%	15%

Pathways Mix
	% of Q2 FY'20 Revenue	% of Q1 FY'20 Revenue	% of Q2 FY'19 Revenue
Direct	21%	19%	23%
Indirect	79%	81%	77%

Non-GAAP Gross Margins
	Q2 FY'20	Q1 FY'20	Q2 FY'19
Non-GAAP Gross Margin	68.6%	67.2%	64.9%
Product	57.3%	53.4%	54.1%
Software Maintenance	95.7%	96.0%	96.6%
Hardware Maintenance and Other Services	73.7%	71.9%	71.5%

Non-GAAP Income from Operations, Income before Income Taxes & Effective Tax Rate
	Q2 FY'20	Q1 FY'20	Q2 FY'19
Non-GAAP Income from Operations	$309	$178	$336
% of Net Revenues	22.5%	14.4%	22.1%
Non-GAAP Income before Income Taxes	$312	$193	$343
Non-GAAP Effective Tax Rate	17.6%	18.7%	18.5%

Non-GAAP Net Income
	Q2 FY'20	Q1 FY'20	Q2 FY'19
Non-GAAP Net Income	$257	$157	$280
Non-GAAP Weighted Average Common Shares Outstanding, Diluted	236	243	264
Non-GAAP Income per Share, Diluted	$1.09	$0.65	$1.06

Select Balance Sheet Items
	Q2 FY'20	Q1 FY'20	Q2 FY'19
Deferred Revenue and Financed Unearned Services Revenue	$3,468	$3,510	$3,206
DSO (days)	52	40	46
DIO (days)	23	25	14
DPO (days)	78	75	79
CCC (days)	(4)	(10)	(19)
Inventory Turns	16	14	25

Days sales outstanding (DSO) is defined as accounts receivable divided by net revenues, multiplied by the number of days in the quarter.
Days inventory outstanding (DIO) is defined as net inventories divided by cost of revenues, multiplied by the number of days in the quarter.
Days payables outstanding (DPO) is defined as accounts payable divided by cost of revenues, multiplied by the number of days in the quarter.
Cash conversion cycle (CCC) is defined as DSO plus DIO minus DPO.
Inventory turns is defined as annualized cost of revenues divided by net inventories.

Select Cash Flow Statement Items
	Q2 FY'20	Q1 FY'20	Q2 FY'19
Net Cash Provided by (used in) Operating Activities	$(53)	$310	$165
Purchases of Property and Equipment	$36	$32	$43
Free Cash Flow	$(89)	$278	$122
Free Cash Flow as a % of Net Revenues	(6.5)%	22.5%	8.0%

Free cash flow is a non-GAAP measure and is defined as net cash provided by operating activities less purchases of property and equipment.

Some items may not add or recalculate due to rounding.

NETAPP, INC.
RECONCILIATION OF NON-GAAP TO GAAP
INCOME STATEMENT INFORMATION
(In millions, except net income per share amounts)

	Q2'FY20	Q1'FY20	Q2'FY19

NET INCOME	$243	$103	$241
Adjustments:
Amortization of intangible assets	11	11	12
Stock-based compensation	40	42	38
Restructuring charges	—	21	—
Gain on sale or derecognition of assets	(38)	—	—
Income tax effects	1	(20)	(11)
NON-GAAP NET INCOME	$257	$157	$280

COST OF REVENUES	$446	$420	$543
Adjustments:
Amortization of intangible assets	(11)	(11)	(9)
Stock-based compensation	(4)	(3)	(2)
NON-GAAP COST OF REVENUES	$431	$406	$532

COST OF PRODUCT REVENUES	$341	$312	$428
Adjustments:
Amortization of intangible assets	(11)	(11)	(9)
Stock-based compensation	(1)	(1)	—
NON-GAAP COST OF PRODUCT REVENUES	$329	$300	$419

COST OF HARDWARE MAINTENANCE AND OTHER SERVICES REVENUES	$94	$98	$107
Adjustment:
Stock-based compensation	(3)	(2)	(2)
NON-GAAP COST OF HARDWARE MAINTENANCE AND OTHER SERVICES REVENUES	$91	$96	$105

GROSS PROFIT	$925	$816	$974
Adjustments:
Amortization of intangible assets	11	11	9
Stock-based compensation	4	3	2
NON-GAAP GROSS PROFIT	$940	$830	$985

NETAPP, INC.
RECONCILIATION OF NON-GAAP TO GAAP
INCOME STATEMENT INFORMATION
(In millions, except net income per share amounts)

	Q2'FY20	Q1'FY20	Q2'FY19

SALES AND MARKETING EXPENSES	$389	$405	$408
Adjustments:
Amortization of intangible assets	—	—	(3)
Stock-based compensation	(17)	(18)	(16)
NON-GAAP SALES AND MARKETING EXPENSES	$372	$387	$389

RESEARCH AND DEVELOPMENT EXPENSES	$209	$215	$211
Adjustment:
Stock-based compensation	(13)	(15)	(12)
NON-GAAP RESEARCH AND DEVELOPMENT EXPENSES	$196	$200	$199

GENERAL AND ADMINISTRATIVE EXPENSES	$69	$71	$69
Adjustment:
Stock-based compensation	(6)	(6)	(8)
NON-GAAP GENERAL AND ADMINISTRATIVE EXPENSES	$63	$65	$61

RESTRUCTURING CHARGES	$—	$21	$—
Adjustment:
Restructuring charges	—	(21)	—
NON-GAAP RESTRUCTURING CHARGES	$—	$—	$—

GAIN ON SALE OR DERECOGNITION OF ASSETS	$(38)	$—	$—
Adjustment:
Gain on sale or derecognition of assets	38	—	—
NON-GAAP GAIN ON SALE OR DERECOGNITION OF ASSETS	$—	$—	$—

OPERATING EXPENSES	$629	$712	$688
Adjustments:
Amortization of intangible assets	—	—	(3)
Stock-based compensation	(36)	(39)	(36)
Restructuring charges	—	(21)	—
Gain on sale or derecognition of assets	38	—	—
NON-GAAP OPERATING EXPENSES	$631	$652	$649

NETAPP, INC.
RECONCILIATION OF NON-GAAP TO GAAP
INCOME STATEMENT INFORMATION
(In millions, except net income per share amounts)

	Q2'FY20	Q1'FY20	Q2'FY19

INCOME FROM OPERATIONS	$296	$104	$286
Adjustments:
Amortization of intangible assets	11	11	12
Stock-based compensation	40	42	38
Restructuring charges	—	21	—
Gain on sale or derecognition of assets	(38)	—	—
NON-GAAP INCOME FROM OPERATIONS	$309	$178	$336

INCOME BEFORE INCOME TAXES	$299	$119	$293
Adjustments:
Amortization of intangible assets	11	11	12
Stock-based compensation	40	42	38
Restructuring charges	—	21	—
Gain on sale or derecognition of assets	(38)	—	—
NON-GAAP INCOME BEFORE INCOME TAXES	$312	$193	$343

PROVISION FOR INCOME TAXES	$56	$16	$52
Adjustment:
Income tax effects	(1)	20	11
NON-GAAP PROVISION FOR INCOME TAXES	$55	$36	$63

NET INCOME PER SHARE	$1.03	$0.42	$0.91
Adjustments:
Amortization of intangible assets	0.05	0.05	0.05
Stock-based compensation	0.17	0.17	0.14
Restructuring charges	—	0.09	—
Gain on sale or derecognition of assets	(0.16)	—	—
Income tax effects	—	(0.08)	(0.04)
NON-GAAP NET INCOME PER SHARE	$1.09	$0.65	$1.06

RECONCILIATION OF NON-GAAP TO GAAP
GROSS MARGIN
($ in millions)

	Q2'FY20	Q1'FY20	Q2'FY19

Gross margin-GAAP	67.5%	66.0%	64.2%
Cost of revenues adjustments	1.1%	1.1%	0.7%
Gross margin-Non-GAAP	68.6%	67.2%	64.9%

GAAP cost of revenues	$446	$420	$543
Cost of revenues adjustments:
Amortization of intangible assets	(11)	(11)	(9)
Stock-based compensation	(4)	(3)	(2)
Non-GAAP cost of revenues	$431	$406	$532

Net revenues	$1,371	$1,236	$1,517

RECONCILIATION OF NON-GAAP TO GAAP
PRODUCT GROSS MARGIN
($ in millions)

	Q2'FY20	Q1'FY20	Q2'FY19

Product gross margin-GAAP	55.8%	51.6%	53.1%
Cost of product revenues adjustments	1.6%	1.9%	1.0%
Product gross margin-Non-GAAP	57.3%	53.4%	54.1%

GAAP cost of product revenues	$341	$312	$428
Cost of product revenues adjustments:
Amortization of intangible assets	(11)	(11)	(9)
Stock-based compensation	(1)	(1)	—
Non-GAAP cost of product revenues	$329	$300	$419

Product revenues	$771	$644	$913

RECONCILIATION OF NON-GAAP TO GAAP
HARDWARE MAINTENANCE AND OTHER SERVICES GROSS MARGIN
($ in millions)

	Q2'FY20	Q1'FY20	Q2'FY19

Hardware maintenance and other services gross margin-GAAP	72.8%	71.3%	70.9%
Cost of hardware maintenance and other services revenues adjustment	0.9%	0.6%	0.5%
Hardware maintenance and other services gross margin-Non-GAAP	73.7%	71.9%	71.5%

GAAP cost of hardware maintenance and other services revenues	$94	$98	$107
Cost of hardware maintenance and other services revenues adjustment:
Stock-based compensation	(3)	(2)	(2)
Non-GAAP cost of hardware maintenance and other services revenues	$91	$96	$105

Hardware maintenance and other services revenues	$346	$342	$368

RECONCILIATION OF NON-GAAP TO GAAP
EFFECTIVE TAX RATE

	Q2'FY20	Q1'FY20	Q2'FY19

GAAP effective tax rate	18.7%	13.4%	17.7%
Adjustment:
Income tax effects	(1.1)%	5.3%	0.8%
Non-GAAP effective tax rate	17.6%	18.7%	18.5%

RECONCILIATION OF NET CASH PROVIDED BY (USED IN) OPERATING ACTIVITIES
TO FREE CASH FLOW (NON-GAAP)
(In millions)

	Q2'FY20	Q1'FY20	Q2'FY19
Net cash provided by (Used in) operating activities	$(53)	$310	$165
Purchases of property and equipment	(36)	(32)	(43)
Free cash flow	$(89)	$278	$122

Some items may not add or recalculate due to rounding.

NETAPP, INC.
RECONCILIATION OF NON-GAAP GUIDANCE TO GAAP
EXPRESSED AS EARNINGS PER SHARE
THIRD QUARTER FISCAL 2020

Third Quarter
Fiscal 2020

Non-GAAP Guidance - Net Income Per Share	$1.14 - $1.22

Adjustments of Specific Items to Net Income
Per Share for the Third Quarter Fiscal 2020:
Amortization of intangible assets	(0.04)
Stock-based compensation expense	(0.17)
Income tax effects	0.03
Total Adjustments	(0.18)

GAAP Guidance - Net Income Per Share	$0.96 - $1.04

NETAPP, INC.
RECONCILIATION OF NON-GAAP GUIDANCE TO GAAP
FISCAL 2020
(Unaudited)

Fiscal 2020

Gross Margin - Non-GAAP Guidance	67-68%
Adjustment:
Cost of revenues adjustments	(1)%
Gross Margin - GAAP Guidance	66-67%

Fiscal 2020

Operating Margin - Non-GAAP Guidance	21-22%
Adjustments:
Amortization of intangible assets	(1)%
Stock-based compensation expense	(3)%
Gain on sale or derecognition of assets	1%
Operating Margin - GAAP Guidance	18-19%

Some items may not add or recalculate due to rounding

Press Contact:

Amelia Vierra

NetApp

1 408 822 6403

amelia.vierra@netapp.com

Investor Contact:

Lance Berger

NetApp

1 408 822 6628

lance.berger@netapp.com